Exhibit 10.1

FACILITY AGREEMENT

FACILITY AGREEMENT (this “Agreement”), dated as of December 29, 2011, between iCAD, Inc., a Delaware corporation (the “Borrower”), and the lenders set forth on Schedule 1 attached hereto ( the “Lenders” and, together with the Borrower, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Borrower wishes to borrow from the Lenders fifteen million Dollars ($15,000,000) for the purpose described in Section 2.1; and

WHEREAS, the Lenders desire to make loans to the Borrower for such purpose,

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 General Definitions. Wherever used in this Agreement, the Exhibits or the Schedules attached hereto, unless the context otherwise requires, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person:

(a) that owns, directly or indirectly, in the aggregate more than 10% of the beneficial ownership interest of such Person;

(b) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person; or

(c) that directly or indirectly is a general partner, controlling shareholder, or managing member of such Person.

“Business Day” means a day on which banks are open for business in The City of New York.

“Cash and Cash Equivalents” means with respect to any date of determination, the amount shown as such on the consolidated balance sheet of the Borrower and its Subsidiaries at the time such balance sheet is filed with the SEC on Form 10-Q or Form 10-K under the Exchange Act, if applicable, or otherwise in the financial statements provided for in Section 5.1(f)(i).

“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

“Common Stock” means the common stock, par value $0.01 per share, of the Borrower.

“Default” means any event which, at the giving of notice, lapse of time or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Disbursement” has the meaning given to it in Section 2.2(a).

“Dollars” and the “$” sign mean the lawful currency of the United States of America.

“Event of Default” has the meaning given to it in Section 5.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Excluded Taxes” means, with respect to any Lender, (a) income or franchise Taxes imposed on (or measured by) such recipient’s net income by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or incorporated or in which its principal office is located or, in the case of a Lender, in which an applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America, or (c) any withholding Tax that is imposed on amounts payable to the Lender at the time the Lender becomes a party to this Agreement (or designates a new lending office) or is directly attributable to such Lender’s failure or inability to comply with Section 2.5(d), except to the extent that the Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.5(a) or is legally unable to comply with Section 2.5(d) as a result of any change in law occurring subsequent to the date such Lender becomes a party to this Agreement (or designates a new lending office).

“Final Payment” means such amount as may be necessary to repay the outstanding principal amount of the Notes and any other amounts owing by the Borrower to the Lenders pursuant to the Financing Documents; provided, however, that for the purpose of determining such payment pursuant to Section 5.3, the Final Payment shall be (i) 110% of such outstanding principal amount and (ii) any other such amounts.

“Final Payment Date” means the earlier of (i) the date on which the Borrower repays the Notes (together with any other amounts accrued and unpaid under the Financing Documents) pursuant to this Agreement and (ii) the fifth anniversary of the date hereof; provided, however, that the Borrower, in its sole discretion by notice to the Lenders prior to the fourth anniversary, may elect to extend the Final Payment Date to the sixth anniversary of the date hereof, and upon the delivery of such notice to the Lenders, the Final Payment Date shall automatically be extended to such sixth anniversary.

“Financing Documents” means this Agreement, the Notes, the Registration Rights Agreement, the Security Agreement, the Warrants and any other document or instrument delivered in connection with any of the foregoing whether or not specifically mentioned herein or therein.

“GAAP” means generally accepted accounting principles consistently applied as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession).

“Government Authority” means any government, governmental department, ministry, cabinet, commission, board, bureau, agency, tribunal, regulatory authority, instrumentality, judicial, legislative, fiscal, or administrative body or entity, whether domestic or foreign, federal, state or local, having jurisdiction over the matter or matters and Person or Persons in question, including, without limitation, the SEC.

“Indebtedness” means the following, whether direct or contingent:

(a) all indebtedness for borrowed money;

(b) the deferred purchase price of assets or services (other than trade payables) which in accordance with GAAP would be shown to be a liability (or on the liability side of a balance sheet);

(c) all guaranty obligations;

(d) the maximum amount of all letters of credit issued or acceptance facilities established for the account of the Borrower and, without duplication, all drafts drawn thereunder (other than letters of credit supporting other indebtedness of Borrower and which are otherwise permitted hereunder);

(e) all capitalized lease obligations;

(f) all indebtedness of another Person secured by any Lien on any property of the Borrower, whether or not such indebtedness has been assumed or is recourse;

(g) all obligations under take-or-pay or similar arrangements or under any interest rate swaps, caps, floors, collars and other interest hedge or protection agreements, treasury locks, equity forward contracts, currency agreements or commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements and any other derivative instruments, in each case, whether the Borrower is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations the Borrower otherwise assures a creditor against loss;

(h) indebtedness created or arising under any conditional sale or title retention agreement; and

(i) obligations of the Borrower with respect to withdrawal liability to or on behalf of any “multi employer plan” as defined in Section 4001(a) of ERISA.

“Indemnified Person” has the meaning given to it in Section 6.11.

“Indemnified Taxes” means all Taxes including Other Taxes, other than Excluded Taxes.

“Indemnity” has the meaning given to it in Section 6.11.

“Interest Rate” means 5.75% simple interest per annum.

“Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention, privilege or other encumbrance on or with respect to property or interest in property having the practical effect of constituting a security interest, in each case with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind.

“Loan” means the loan to be made available by the Lenders to the Borrower pursuant to Section 2.2 in the amount of fifteen million Dollars ($15,000,000) or, as the context may require, the principal amount thereof from time to time outstanding.

“Loss” has the meaning given to it in Section 6.11.

“Major Transaction” has the meaning set forth in the Warrants.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, condition (financial or otherwise) or assets of the Borrower, (b) the validity or enforceability of any provision of any Financing Document, (c) the ability of the Borrower to timely perform the Obligations or (d) the rights and remedies of the Lenders under any Financing Document.

“Net Cash Proceeds” means with respect to any asset sale, the aggregate cash proceeds received by the Borrower in respect of such asset sale, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) incurred by the Borrower in connection with such asset sale, (b) repayment of all principal, interest and other amounts in respect of any Indebtedness secured by such asset, (c) taxes paid or payable as a result thereof and (d) appropriate amounts to be provided by the recipient of such proceeds as a reserve in accordance with GAAP against any liabilities associated with the assets sold or disposed of in such sale, including, without limitation, liabilities under any indemnification obligation associated with the assets sold or disposed of in such sale; it being understood that “Net Cash Proceeds” shall include, with limitations, any cash received upon the sale or other disposition of any non-cash consideration received by the Borrower in any asset sale and any reserves previously taken against any liabilities associated with any such sale or other disposition immediately upon those reserved being determined to be in excess of such liabilities, but only to the extent of such excess.

“Notes” means the notes issued to the Lenders evidencing the Loan in the form attached hereto as Exhibit A.

“Obligations” means all obligations (monetary or otherwise) of the Borrower arising under or in connection with the Financing Documents.

“Organizational Documents” means the Certificate of Incorporation and Bylaws, each as amended to date, of the Borrower or its Subsidiaries, as the context may require.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, duties, other charges or similar levies, and all liabilities with respect thereto, together with any interest, fees, additions to tax or penalties applicable thereto (including by reason of any delay in payment) arising from any payment made hereunder or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Financing Document.

“Permitted Indebtedness” means items (b) and (e) under the definition of Indebtedness, Indebtedness existing as of the date hereof and set forth on Exhibit B attached hereto and refinancing of Permitted Indebtedness on substantially the same terms and conditions. .

“Permitted Liens” means: (i) Liens existing on the date hereof and set forth on Exhibit C attached hereto ; (ii) Liens in favor of the Lenders; (iii) statutory Liens created by operation of applicable law; (iv) Liens arising in the ordinary course of business and securing obligations that are not overdue or are being contested in good faith by appropriate proceedings; (v) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings; (vi) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default; (vii) Liens in favor of financial institutions arising in connection with the Borrower’s accounts maintained in the ordinary course of the Borrower’s business held at such institutions to secure standard fees for services charged by, but not financing made available by, such institutions, (viii) purchase money liens and (ix) lessor liens.

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Register” has the meaning set forth in Section 1.4.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among the Borrower and the Lenders.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreements, dated as of the date of the Disbursement, among (i) the Borrower and the Lenders and (ii) Xoft, Inc. and the Lenders.

“Subsidiary or Subsidiaries” means, as to the Borrower, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Taxes” means all present or future taxes, levies, imposts, stamp or other duties, fees, assessments, deductions, withholdings, all other governmental charges, and all liabilities with respect thereto, together with any interest, fees, additions to tax or penalties applicable thereto (including by reason of any delay in payment).

“Warrants” has the meaning given to it in Section 2.10.

Section 1.2 Interpretation. In this Agreement, unless the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun; the division of this Agreement into Articles and Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions; the words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular Article or Section hereof; the words “include,” “including,” and derivations thereof shall be deemed to have the phrase “without limitation” attached thereto unless otherwise expressly stated; references to a specified Article, Exhibit, Section or Schedule shall be construed as a reference to that specified Article, Exhibit, Section or Schedule of this Agreement; and any reference to any of the Financing Documents means such document as the same shall be amended, supplemented or modified and from time to time in effect.

Section 1.3 Business Day Adjustment. If the day by which a payment is due to be made is not a Business Day, that payment shall be made by the next succeeding Business Day.

Section 1.4 Register.

(a) The Borrower shall record on its books and records the amount of the Loan, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loan made by the Lenders to the Borrower and the interest and payments thereon.

(b) The Borrower shall establish and maintain at its address referred to in Section 6.1, (i) a record of ownership (the “Register”) in which the Borrower agrees to register by book entry the interests (including any rights to receive payment hereunder) of each Lender in the Loan, and any assignment of any such interest, and (ii) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and any change thereto pursuant to this Agreement), (2) the amount of the Loan and each funding of any participation therein, (3) the amount of any principal or interest due and payable or paid, and (4) any other payment received by the Lenders from the Borrower and its application to the Loan.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Loan (including any Notes evidencing the Loan) is a registered obligation, the right, title and interest of the Lenders and their assignees in and to the Loan shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 and Section 6.5 shall be construed so that the Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) The Borrower and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by the Borrower or such Lender at any reasonable time and from time to time upon reasonable prior notice.

ARTICLE 2

AGREEMENT FOR THE LOAN

Section 2.1 Use of Proceeds. The proceeds of the Loan will be used for working capital.

Section 2.2 Disbursement. Subject to satisfaction of the conditions contained in Article 4, the Loan shall be made (the “Disbursement”) on January 9, 2012. The Lenders shall effect the Disbursement in accordance with their respective allocations set forth on Schedule 1 attached hereto as such allocations may be revised by the Lenders prior to the date of Disbursement. The Borrower’s wire instructions are attached as Schedule 2.

Section 2.3 Payment. (a) The Borrower shall remit the Final Payment to the Lenders on the earlier to occur of (i) the Final Payment Date and (ii) the date the principal amount of the Note is declared to be or automatically becomes due and payable following an Event of Default. The Borrower may prepay the Notes at any time, without premium. The Borrower shall remit to the Lenders 25% of the original principal amount of the Notes (the “Principal Amount”) on each of the third and fourth anniversaries of the date hereof and 50% of the Principal Amount on the fifth anniversary of such date, in each case without premium; provided however, that if the Final Payment Date has been extended to the sixth anniversary of the date hereof, the Borrower shall remit to the Lenders 25% of the Principal Amount on each of the fifth and sixth anniversaries of the date hereof, in each case without premium. The Borrower shall also remit to the Lender the Net Cash Proceeds of the sale by the Borrower or its Subsidiaries, directly or indirectly, of any assets, other than the sale of assets in the ordinary course of business and sales (when aggregated with sales made as part of any related transactions) not in excess of $500,000.

(b) The Notes shall be deemed prepaid and without premium, to the extent a Lender satisfies the payment of the Exercise Price (as such term is defined in the Warrants) through a reduction of the principal amount outstanding under such Lender’s Note in accordance with Section 3(a)(i) of the Warrants.

(c) Each prepayment shall be applied first, to accrued and unpaid interest and second, to principal and shall be allocated among the Lenders in accordance with their respective allocations set forth on Schedule 1 hereto as such allocations may be revised by the Lenders prior to the date of Disbursement. Voluntary prepayments of principal shall be applied to the remaining scheduled principal prepayments in order of maturity and mandatory prepayments shall be applied to the remaining scheduled principal prepayments in reverse order of maturity.

Section 2.4 Payments. Payments of any amounts due to the Lenders under this Agreement shall be made in Dollars in immediately available funds prior to 11:00 a.m New York City time on such date that any such payment is due, at such bank or places, as the Lenders shall from time to time designate in writing at least 5 Business Days prior to the date such payment is due. The Borrower shall pay all and any costs (administrative or otherwise) imposed by banks, clearing houses, or any other financial institution, in connection with making any payments under any of the Financing Documents, except for any costs imposed by the Lenders’ banking institutions.

Section 2.5 Taxes, Duties and Fees.

(a) Any and all payments hereunder or under any other Financing Document shall be made, in accordance with this Section 2.5, free and clear of and without deduction for any and all present or future Indemnified Taxes except as required by applicable law. If Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under any other Financing Document, (i) the sum payable shall be increased by as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.5) the Lenders shall receive an amount equal to the sum they would have received had no such deductions been made (any and all such additional amounts payable to Lenders shall hereafter be referred to as the “Additional Amounts”), (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of such Taxes, Borrower shall furnish to the applicable Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.

(b) In addition, Borrower agrees to pay, and authorizes Lenders to pay in its name, all Other Taxes. Within 30 days after the date of any payment of Other Taxes, Borrower shall furnish to Lenders the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to Lenders.

(c) Borrower shall reimburse and indemnify, within 10 days after receipt of demand therefor, each Lender for all Indemnified Taxes (including all Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.5(c)) paid by such Lender, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the applicable Lender(s) setting forth the amounts to be paid thereunder and delivered to Borrower shall be conclusive, binding and final for all purposes, absent manifest error.

(d) Each Lender (other than a Foreign Person (as hereinafter defined)) on or before the date hereof shall provide to Borrower a properly completed and executed IRS Form W-9 certifying that such Lender is organized under the laws of the United States. Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Person”) that is entitled to an exemption from or reduction in U.S. withholding tax shall provide Borrower with a properly completed and executed IRS Form W-8ECI, W-8BEN, W-8IMY or other applicable form, or any other applicable certificate or document reasonably requested by the Borrower, and, if such Foreign Person that is relying on the portfolio interest exception of Section 871(h) or Section 881(c) of the Code (or any successor provision thereto), shall also provide the Borrower with a certificate (the “Portfolio Interest Certificate”) representing that such Foreign Person is not a “bank” for purposes of Section 881(c) of the Code (or any successor provision thereto), is not a 10% holder of the Borrower described in Section 871(h)(3)(B) of the Code (or any successor provision thereto), is not a controlled foreign corporation receiving interest from a related person (within the meaning of Sections 881(c)(3)(C) and 864(d)(4) of the Code, or any successor provisions thereto) and is not a conduit entity participating in a conduit financing arrangement as defined in Treasury Regulation Section 1.881-3 (or any successor provision thereto). Each Lender shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and shall promptly notify the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(e) If a Lender determines in good faith that it has received a refund from a Government Authority relating to Taxes in respect of which the Borrower paid Additional Amounts or made a payment pursuant to Section 2.5(c), such Lender shall promptly pay such refund to the Borrower, net of all out-of-pocket expense (including any Taxes imposed thereon) of such Lender incurred in obtaining such refund, provided that the Borrower, upon the request of such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender if such Lender is required to repay such refund to such Governmental Authority. Nothing in this Section shall require any Lender to disclose any information it deems confidential (including, without limitation, its tax returns) to any Person, including Borrower.

Section 2.6 Costs, Expenses and Losses. If, as a result of any failure by the Borrower to pay any sums due under this Agreement on the due date therefor (after the expiration of any applicable grace periods), or to borrow in accordance with the Disbursement Request, the Lenders shall incur costs, expenses and/or losses, by reason of the liquidation or redeployment of deposits from third parties or in connection with obtaining funds to make or maintain the Disbursement, the Borrower shall pay to the Lenders upon request by the Lenders, the amount of such costs, expenses and/or losses within fifteen (15) days after receipt by it of a certificate from the Lenders setting forth in reasonable detail such costs, expenses and/or losses, along with supporting documentation. For the purposes of the preceding sentence, “costs, expenses and/or losses” shall include, without limitation, any interest paid or payable to carry any unpaid amount and any loss, premium, penalty or expense which may be incurred in obtaining, liquidating or employing deposits of or borrowings from third parties in order to make, maintain or fund the Loan or any portion thereof.

Section 2.7 Interest. The outstanding principal amount of the Notes shall bear interest at the Interest Rate (calculated on the basis of the actual number of days elapsed in each month). Interest shall be paid quarterly in arrears commencing on April 1, 2012 and on the first Business Day of each July, October and January thereafter.

Section 2.8 Interest on Late Payments. Without limiting the remedies available to the Lenders under the Financing Documents or otherwise, to the maximum extent permitted by applicable law, if the Borrower fails to make any payment of principal or interest with respect to the Loan when due (after the expiration of any applicable grace periods), the Borrower shall pay, in respect of the outstanding principal amount and interest of the Loan, interest at the rate per annum equal to the Interest Rate plus ten percent (10%) for so long as such payment remains outstanding. Such interest shall be payable on demand.

Section 2.9 Transaction Fee. On the date of the Disbursement, the Borrower shall pay to Deerfield Management Company, L.P. a transaction fee of $225,000.

Section 2.10 Delivery of Warrants.

(a) On the date of the Disbursement, the Borrower shall issue to the Lenders Warrants to purchase an aggregate of 2,750,000 shares of Common Stock at an initial Exercise Price (as defined in the Warrants) of 70 cents (the “Warrants”).

(b) All Warrants issued pursuant to this Section 2.10 shall be substantially in the form attached hereto as Exhibit D (with respect to Warrants to purchase an aggregate of 2,250,000 shares of Common Stock) and Exhibit D-1 (with respect to Warrants to purchase an aggregate of 500,000 shares of Common Stock) and shall be allocated among the Lenders as set forth on Schedule 1 attached hereto, as such allocations may be revised by the Lenders prior to the date of Disbursement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Borrower. The Borrower represents and warrants as of the date hereof that except as set forth in a Schedule to this Agreement:

(a) Each of the Borrower and each Subsidiary is conducting its business in compliance with its Organizational Documents. The Organizational Documents of the Borrower as currently in effect have been made available to the Lenders and remain in full force and effect with no defaults outstanding thereunder.

(b) No Default or Event of Default (or any other default or event of default, however described) has occurred under any of the Financing Documents.

(c) Each of the Borrower and each Subsidiary (i) is capable of paying its debts as they fall due, is not unable and has not admitted its inability to pay debts as they fall due, (ii) is not bankrupt or insolvent and (iii) has not taken action, and no such action has been taken by a third party, for the Borrower’s or any Subsidiary’s winding up, dissolution, or liquidation or similar executory or judicial proceeding or for the appointment of a liquidator, custodian, receiver, trustee, administrator or other similar officer for the Borrower or any Subsidiary or any or all of their respective assets or revenues.

(d) No Lien exists on the Borrower’s or any Subsidiary’s assets, except for Permitted Liens.

(e) The obligation of the Borrower to make any payment under this Agreement (together with all charges in connection therewith) is absolute and unconditional, and there exists no right of setoff or recoupment, counterclaim, cross-claim or defense of any nature whatsoever to any such payment.

(f) No Indebtedness of the Borrower or any Subsidiary exists other than Permitted Indebtedness.

(g) Each of the Borrower and its Subsidiaries is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation. Each of the Borrower and its Subsidiaries has full power and authority to own its properties and conduct its business, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business makes such qualification necessary and in which the failure to so qualify would not have a Material Adverse Effect.

(h) There is not pending or, to the knowledge of the Borrower, threatened, any action, suit or other proceeding before any Governmental Authority (a) to which the Borrower or any of its Subsidiaries is a party or (b) which has as the subject thereof any assets owned by the Borrower or any of its Subsidiaries. There are no current or, to the knowledge of the Borrower, pending, legal, governmental or regulatory enforcement actions, suits or other proceedings to which the Borrower or any of its Subsidiaries or any of their respective assets is subject.

(i) The Financing Documents have been duly authorized, executed and delivered by the Borrower, and constitute a valid, legal and binding obligation of the Borrower and each Subsidiary party thereto , enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity). The execution, delivery and performance of the Financing Documents by the Borrower and each Subsidiary party thereto and the consummation of the transactions therein contemplated will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any assets of the Borrower or any of its Subsidiaries pursuant to any agreement to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is bound or to which any of the assets of the Borrower or any of its Subsidiaries is subject, (B) result in any violation of or conflict with, the provisions of the Organizational Documents of the Borrower or any of its Subsidiaries or the provisions of any agreement to which the Borrower or its Subsidiaries is a party or (C) result in the violation of any law or any judgment, order, rule, regulation or decree of any Governmental Authority, except, in the case of clauses (A) and (C) above, for any such conflict, breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect. No consent, approval, authorization or order of, or registration or filing with any Governmental Authority is required for the execution, delivery and performance of any of the Financing Documents or for the consummation by the Borrower and its Subsidiaries of the transactions contemplated hereby; and the Borrower and each Subsidiary party to any of the Financing Documents has corporate power and authority to enter into the Financing Documents and to consummate the transactions contemplated under the Financing Documents.

(j) Each of the Borrower and each of its Subsidiaries holds, and is operating in compliance in all material respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any Governmental Authority (collectively, “Necessary Documents”) required for the conduct of its business and all Necessary Documents are valid and in full force and effect; and neither the Borrower nor any of its Subsidiaries has received written notice of any revocation or modification of any of the Necessary Documents and neither the Borrower nor any of its Subsidiaries has reason to believe that any of the Necessary Documents will not be renewed in the ordinary course, which revocation, modification or non-renewal, individually or in the aggregate, would result in a Material Adverse Effect; and each of the Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees applicable to the conduct of its business.

(k) The Borrower and its Subsidiaries have good and marketable title to all of its assets free and clear of all Liens except Permitted Liens. The property held under lease by the Borrower and its Subsidiaries is held by them under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of the Borrower or its Subsidiaries.

(l) Each of the Borrower and its Subsidiaries owns or has the right to use pursuant to a valid and enforceable written license, implied license or other legally enforceable right, all of the Intellectual Property (as defined below) that is necessary for the conduct of its business as currently conducted (the “IP”) except as would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, (A) to the knowledge of the Borrower, no person has infringed, or misappropriated any IP; (B) to the knowledge of the Borrower, all of the IP that is registered with or issued by a Governmental Authority is valid and enforceable; (C) there is no outstanding, pending, or, to the knowledge of the Borrower, threatened action, suit, other proceeding or claim by any third person challenging or contesting the validity, scope, use, ownership, enforceability, or other rights of the Borrower or its Subsidiaries in or to any IP and the Borrower and its Subsidiaries have not received any written notice regarding, any such action, suit, or other proceeding; (D) to the Borrower’s knowledge, neither the Borrower nor any of its Subsidiaries has infringed or misappropriated any material Intellectual Property rights of others; (E) there is no pending or to the Borrower’s knowledge, threatened action, suit, other proceeding or claim by others that the Borrower or any of its Subsidiaries infringes upon, violates or uses the Intellectual Property rights of others without authorization, and the Borrower and its Subsidiaries have not received any written notice regarding, any such action, suit, other proceeding or claim; and (F) neither the Borrower nor any of its Subsidiaries is a party to or bound by any options, licenses, or agreements with respect to Intellectual Property. The term “Intellectual Property” as used herein means (i) all patents, patent applications, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), (ii) all trademarks, service marks, trade dress, trade names, slogans, logos, and corporate names and Internet domain names, together with all of the goodwill associated with each of the foregoing, (iii) copyrights, copyrightable works, and licenses, (iv) registrations and applications for registration for any of the foregoing, (v) computer software (including but not limited to source code and object code), data, databases, and documentation thereof, (vi) trade secrets and other confidential information, (vii) other intellectual property, and (viii) copies and tangible embodiments of the foregoing (in whatever form and medium).

(m) Neither the Borrower nor any of its Subsidiaries is in violation of its Organizational Documents, or in breach of or otherwise in default, and no event has occurred which, with notice or lapse of time or both, would constitute such breach or other default in the performance of any agreement or condition contained in any agreement under which any of them may be bound, or to which any of their assets is subject, except for such breaches or default that would not have a Material Adverse Effect.

(n) The Borrower and its Subsidiaries have timely filed, including pursuant to all extensions, all federal, state, local and foreign income and franchise tax returns required to be filed (except where the failure to do so would not have a Material Adverse Effect) and are not in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect thereto. There is no pending dispute with any taxing authority relating to any of such returns, and the Borrower has no knowledge of any proposed liability for any tax to be imposed upon the properties or assets of the Borrower.

(o) Except in the ordinary course of its business, the Borrower has not granted rights to develop, manufacture, produce, assemble, distribute, license, market or sell its products to any other Person and is not bound by any agreement that affects the exclusive right of the Borrower to develop, manufacture, produce, assemble, distribute, license, market or sell its products.

(p) The Borrower and its Subsidiaries: (A) are and at all times have complied in all material respects with all statutes, rules and regulations of the U.S. Food and Drug Administration (“FDA”) and of other Governmental Authorities exercising regulatory authority similar to that of the FDA applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product manufactured or distributed by or on behalf of the Borrower or its Subsidiaries (“Applicable Laws”); (B) have not received any warning letter or other correspondence or notice from the FDA or any correspondence or notice from any other Governmental Authority alleging or asserting noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any Applicable Laws (together, the “Authorizations”); (C) possess and comply with the Authorizations, which are valid and in full force and effect except where the failure to possess or comply with any Authorization would not result in a Material Adverse Effect; (D) have not received written notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorization and have no knowledge that any Governmental Authority is considering such action; (F) have filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations, except where the failure to do so would not result in a Material Adverse Effect; and (G) have not, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post-sale warning, “dear doctor” letter, or other notice or action relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to the Borrower’s knowledge, no third party has initiated, conducted or intends to initiate any such notice or action.

(q) The studies, tests and preclinical and clinical trials conducted by or on behalf of the Borrower and its Subsidiaries were and, if still pending, are being conducted in compliance in all material respects with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all Applicable Laws and Authorizations, including, without limitation, the Federal Food, Drug and Cosmetic Act and the rules and regulations promulgated thereunder; the Borrower is not aware of any studies, tests or trials, the results of which the Borrower believes reasonably call into question any of its studies, tests or trial results and the Borrower and its Subsidiaries have not received any written notices or correspondence from any Governmental Authority requiring the termination, suspension, or material modification of any such studies, tests or preclinical or clinical trials.

(r) (i) To the knowledge of the Borrower, no “prohibited transaction” as defined under Section 406 of ERISA or Section 4975 of the Code and not exempt under ERISA Section 408 and the regulations and published interpretations thereunder has occurred with respect to any Employee Benefit Plan. At no time within the last seven (7) years has the Borrower or any ERISA Affiliate maintained, sponsored, participated in, contributed to or has or had any liability or obligation in respect of any Employee Benefit Plan subject to Section 302 of ERISA, Title IV of ERISA, or Section 412 of the Code or any “multiemployer plan” as defined in Section 3(37) of ERISA or any multiple employer plan for which the Borrower or any ERISA Affiliate has incurred or could incur liability under Section 4063 or 4064 of ERISA. No Employee Benefit Plan represents any current or future liability for retiree health, life insurance, or other retiree welfare benefits except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law. Each Employee Benefit Plan is and has been operated in compliance with its terms and all applicable laws, including but not limited to ERISA and the Code, except for such failures to comply that would not have a Material Adverse Effect. No event has occurred (including a “reportable event” as such term is defined in Section 4043 of ERISA) and no condition exists that would subject the Borrower or any ERISA Affiliate to any tax, fine, lien, penalty or liability imposed by ERISA, the Code or other applicable law, except for any such tax, fine, lien, penalty or liability that would not, individually or in the aggregate, have a Material Adverse Effect; (ii) the Borrower does not maintain any Foreign Benefit Plan; (iii) the Borrower does not have any obligations under any collective bargaining agreement. As used in this clause (r), “Employee Benefit Plan” means any material “employee benefit plan” within the meaning of Section 3(3) of ERISA, including, without limitation, all stock purchase, stock option, stock-based severance, employment, change-in-control, medical, disability, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which (A) any current or former employee, director or independent contractor of the Borrower or any of its Subsidiaries has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Borrower or any of its respective Subsidiaries or (B) the Borrower or any of its Subsidiaries has had or has any present or future obligation or liability; “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; “ERISA Affiliate” means any member of the Borrower’s controlled group as defined in Code Section 414 (b), (c), (m) or (o); and “Foreign Benefit Plan” means any Employee Benefit Plan established, maintained or contributed to outside of the United States of America or which covers any employee working or residing outside of the United States.

(s) The financial statements of the Borrower annexed hereto as Schedule 3 together with the related notes fairly present the financial condition of the Borrower and its consolidated Subsidiaries as of the dates indicated and the results of operations and changes in cash flows for the periods therein specified in conformity with GAAP consistently applied throughout the periods involved, subject, in the case of unaudited financial statements, to year-end adjustments; and, except as disclosed in such Schedule, there are no material off-balance sheet arrangements or any other relationships with unconsolidated entities or other persons, that may have a material current or, to the Borrower’s knowledge, material future effect on the Borrower’s financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenue or expenses.

(t) Subsequent to September 30, 2011, neither the Borrower nor any of its Subsidiaries has declared or paid any dividends or made any distribution of any kind with respect to its capital stock; and there has not been any change in the capital stock (other than a change in the number of outstanding shares of Common Stock due to the issuance of shares upon the exercise of outstanding options or warrants or convertible securities), or any issuance of options, warrants, convertible securities or other rights to purchase the capital stock, of the Borrower or any of its Subsidiaries, or any Material Adverse Effect or any development which would reasonably be expected to result in any Material Adverse Effect

(u) All of the issued and outstanding shares of capital stock of the Borrower are duly authorized and validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state and foreign securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing; the Warrants and the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), have been duly authorized and the Warrant Shares when issued, delivered and paid for in accordance with the terms of the Warrants, will have been validly issued and will be fully paid and nonassessable. There are no preemptive rights or other rights to subscribe for or to purchase, or any restriction upon the voting or transfer of any shares of Common Stock pursuant to the Borrower’s Organizational Documents or any agreement or other instrument to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is bound. All of the issued and outstanding shares of capital stock of each of the Borrower’s Subsidiaries have been duly and validly authorized and issued and are fully paid and nonassessable, and the Borrower owns of record and beneficially, free and clear of any claims, Liens, proxies, or equities , all of the issued and outstanding shares of such stock. There are no options, warrants, agreements, contracts or other rights in existence to purchase or acquire from the Borrower or any Subsidiary of the Borrower any shares of the capital stock of the Borrower or any Subsidiary of the Borrower.

(v) The Borrower maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(w) The Subsidiaries of the Borrower are set forth on Exhibit E.

Section 3.2 Borrower Acknowledgment. The Borrower acknowledges that it has made the representations and warranties referred to in Section 3.1 with the intention of persuading the Lenders to enter into the Financing Documents and that the Lenders have entered into the Financing Documents on the basis of, and in full reliance on, each of such representations and warranties. The Borrower represents and warrants to the Lenders that none of such representations and warranties omits any matter the omission of which makes any of such representations and warranties misleading.

Section 3.3 Representations and Warranties of the Lenders. Each of the Lenders represents and warrants to the Borrower as of the date hereof that:

(a) It is acquiring the Warrants and the Warrant Shares solely for its account for investment, not as an agent or nominee, and not with a view to or for resale in connection with any distribution of the Warrants or Warrant Shares or any part thereof.

(b) The Warrants and the Warrant Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption for such registration is available.

(c) Neither the Warrants nor the Warrant Shares may be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met.

(d) It will not make any disposition of all or any part of the Warrants or Warrant Shares until:

(i) The Borrower shall have received a letter secured by such Lender or its counsel from the SEC stating that no action will be recommended to the SEC with respect to the proposed disposition;

(ii) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

(iii) Such Lender shall have notified the Borrower of the proposed disposition and, in the case of a sale or transfer in a so-called “4(1) and a half” transaction, shall have furnished counsel for the Borrower with an opinion of counsel, substantially in the form annexed as Exhibit C to the Warrant. The Borrower agrees that it will not require an opinion of counsel with respect to transactions under Rule 144 or Rule 144A of the Securities Act.

It understands and agrees that all certificates evidencing the shares to be issued to the Lenders upon exercise of the Warrants may bear a legend as set forth in the Warrants.

(e) Such Lender is an “accredited investor” as defined in Regulation D promulgated the Securities Act.

(f) Such Lender is duly organized and validly existing under the laws of the jurisdiction of its formation.

(g) Each Financing Document to which it is a party has been duly authorized, executed and delivered by such Lender and constitutes the valid and legally binding obligation of such Lender, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(h) Such Lender has full power and authority to make the Disbursement and to enter into and perform its other obligations under each of the Financing Documents and carry out the other transactions contemplated thereby.

ARTICLE 4

CONDITIONS OF DISBURSEMENT

Section 4.1 Conditions to the Disbursement. The obligation of the Lenders to make the Disbursement shall be subject to the fulfillment of the following conditions:

(a) The Lenders shall have received executed counterparts of the Financing Documents from the Borrower, a certificate as to Organizational Documents, resolutions and incumbency and an opinion of its counsel reasonably acceptable to the Lenders;

(b) The fee payable pursuant to Section 2.9 shall have been paid by the Borrower and all actions required to be taken by the Borrower pursuant to Section 2.10 shall have been taken; and

(c) No Default or Event of Default has occurred or would result from the Disbursement.

ARTICLE 5

PARTICULAR COVENANTS AND EVENTS OF DEFAULT

Section 5.1 Affirmative Covenants. Unless the Lenders shall otherwise agree:

(a) Each of the Borrower and each of its Subsidiaries party to a Security Agreement shall (i) maintain its existence and qualify and remain qualified to do its business as currently conducted, except where the failure to so maintain such qualification would not reasonably be expected to have a Material Adverse Effect, (ii) maintain all approvals necessary for the Financing Documents to be in effect, and (iii) operate its business with reasonable due diligence, efficiency and in conformity with sound business practices.

(b) The Borrower and each of its Subsidiaries party to a Security Agreement shall comply in all material respects with all applicable laws, rules, regulations and orders of any Government Authority, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to comply would not have a Material Adverse Effect.

(c) Each of the Borrower and each of its Subsidiaries party to a Security Agreement shall obtain, make and keep in full force and effect all Authorizations from and registrations with Government Authorities that may be required to conduct its business, except where to failure to do so would not have a Material Adverse Effect

(d) The Borrower shall promptly notify the Lenders of the occurrence of (i) any Default or Event of Default; or (ii) any claims, litigation, arbitration, mediation or administrative or regulatory proceedings that are instituted or threatened against the Borrower, and (iii) each event which, at the giving of notice, lapse of time, determination of materiality or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an event of default (however described) under any of the Financing Documents.

(e) The Borrower shall comply with the terms of each of the Financing Documents.

(f) (i) If the Borrower is not required to file reports pursuant to Sections 13 or 15(d) of the Exchange Act, the Borrower will provide quarterly financial statements for itself and its Subsidiaries within 45 days after the end of each quarter, and audited annual financial statements within 120 days after the end of each year prepared in accordance with GAAP with a report thereon by the Borrower’s independent certified public accountants; (ii) the Borrower will timely file with the SEC (subject to appropriate extensions made under Rule 12b-25 of the Exchange Act) any annual reports, quarterly reports and other periodic reports required to be filed pursuant to Section 13 or 15(d) of the Exchange Act; and (iii) the Borrower and its Subsidiaries will provide to the Lenders copies of all documents, reports, financial data and other information that the Lenders may reasonably request, and permit the Lenders to visit and inspect any of the properties of the Borrower and its Subsidiaries, and to discuss its and their affairs, finances and accounts with its and their officers during regular business hours and upon reasonable notice; provided, however, that prior to the occurrence of an Event of Default, the Lenders’ rights under this clause (iii) shall be limited to four times in a calendar year.

Section 5.2 Negative Covenants. Unless the Lenders shall otherwise agree:

(a) The Borrower shall not and shall not permit any Subsidiary to (i) liquidate or dissolve; (ii) enter into any merger, consolidation or reorganization, unless the Borrower is the surviving corporation or (iii) establish any Subsidiaries other than those in existence on the date hereof; provided, however, that Subsidiaries may merge with each other.

(b) The Borrower shall not and shall not permit any Subsidiary to (i) enter into any partnership, joint venture, syndicate, pool, profit-sharing or royalty agreement or other combination, or engage in any transaction with an Affiliate, whereby its income or profits are, or might be, shared with another Person, (ii) enter into any management contract or similar arrangement whereby a substantial part of its business is managed by another Person, or (iii) distribute, or permit the distribution of, any of its assets, including its intangibles, to any shareholder of the Borrower or an Affiliate of such shareholder.

(c) The Borrower shall not and shall not permit any Subsidiary to: (i) create, incur or suffer any Lien upon any of its assets, now owned or hereafter acquired, except Permitted Liens; or (ii) assign, sell, transfer or otherwise dispose of, any of the Financing Documents, or the rights and obligations thereunder.

(d) The Borrower shall not and shall not permit any Subsidiary to create, incur, assume, guarantee or be remain liable with respect to any Indebtedness, other than Permitted Indebtedness.

(e) The Borrower shall not and shall not permit any Subsidiary to acquire any assets (other than assets acquired in the ordinary course of business consistent with past practices), directly or indirectly, in one or more related transaction, for a consideration, in cash or other property (valued at its fair market value) greater than $8,000,000.

Section 5.3 Major Transaction. The Borrower shall give the Lenders notice of the consummation of a Major Transaction on the shorter of 30 days prior to such consummation or 2 days following the public announcement thereof. Within 5 days after the receipt of such notice, the Lenders, in the exercise of their sole discretion, may deliver a notice to the Borrower (the “Put Notice”), that the Final Payment shall be due and payable. If the Lenders deliver a Put Notice, then simultaneously with consummation of such Major Transaction, the Borrower shall make the Final Payment to the Lenders and upon the Lenders receipt of the Final Payment, the Obligations shall terminate. The Borrower shall not consummate any Major Transaction without complying with the provisions of this Section 5.3.

Section 5.4 General Acceleration Provision upon Events of Default. If one or more of the events specified in this Section 5.4 shall have happened and be continuing beyond the applicable cure period (each, an “Event of Default”), the Lenders, by written notice to the Borrower, may cancel the Borrower’s right to request the Disbursement and declare the principal of, accrued and unpaid interest on, the Notes or any part of any of them (together with any other amounts accrued or payable under the Financing Documents) to be, and the same shall thereupon become, immediately due and payable, without any further notice and without any presentment, demand, or protest of any kind, all of which are hereby expressly waived by the Borrower, and take any further action available at law or in equity, including, without limitation, the sale of the Loan and all other rights acquired in connection with the Loan:

(a) The Borrower shall have failed to make payment of (i) principal when due, or (ii) interest and any other amounts due under the Loan or the Notes within five (5) Business Days of their due date.

(b) Each of the Borrower or a Subsidiary party to any Security Agreement shall have failed to comply with the due observance or performance of any covenant contained in any Financing Document (other than the Warrants) or such Security Agreement (other than the covenant described in (a) above) and such failure shall not have been cured by Borrower or such Subsidiary within 30 days after receiving written notice of such failure from the Lenders.

(c) Any representation or warranty made by the Borrower in any Financing Document shall be have been incorrect, false or misleading as of the date it was made or reaffirmed.

(d) (i) The Borrower shall generally be unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts as they come due or shall make a general assignment for the benefit of creditors; (ii) the Borrower shall declare a moratorium on the payment of its debts; (iii) the commencement by the Borrower of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, intervention or other similar relief under any applicable law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of all or substantially all of its assets; (iv) the commencement against the Borrower of a proceeding in any court of competent jurisdiction under any bankruptcy or other applicable law (as now or hereafter in effect) seeking its liquidation, winding up, dissolution, reorganization, arrangement, adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official), and any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of ninety (90) days; (v) the making by the Borrower of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debt generally as they become due; or (vi) any other event shall have occurred which under any applicable law would have an effect analogous to any of those events listed above in this subsection.

(e) One or more judgments against the Borrower or attachments against any of its property, which in the aggregate exceed $500,000 (not covered by insurance), or which could have a Material Adverse Effect remain(s) unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days from the date of entry of such judgment.

(f) Any Authorization held by the Borrower from any Government Authority shall have been suspended, canceled or revoked and such suspension, cancellation or revocation could reasonably be expected to have a Material Adverse Effect, and such suspension, cancellation or revocation shall not have been cured within 30 days.

(g) Any authorization necessary for the execution, delivery or performance of any Financing Document or for the validity or enforceability of any of the Obligations under any Financing Document is not given or is withdrawn or ceases to remain in full force or effect.

(h) The validity of any Financing Document shall be contested by any legislative, executive or judicial body of any jurisdiction, or any treaty, law, regulation, communiqué, decree, ordinance or policy of any jurisdiction shall purport to render any material provision of any Financing Document invalid or unenforceable or shall purport to prevent or materially delay the performance or observance by the Borrower of the Obligations.

(i) The Borrower has failed to comply in any material respect with the reporting requirements of the Exchange Act, if applicable.

(j) There is a failure to perform in any agreement to which the Borrower is a party with a third party or parties resulting in a right by such third party or parties to accelerate the maturity of any Indebtedness for borrowed money in an amount in excess of $250,000.

(k) If an Event of Default pursuant to the Warrants (as such term is defined in the Warrants) shall have occurred.

(l) If Cash and Cash Equivalents on the last day of any calendar quarter are less than $5,000,000.

Section 5.5 Automatic Acceleration on Dissolution or Bankruptcy. Notwithstanding any other provisions of this Agreement, if an Event of Default under Section 5.4(d) shall occur, the principal of the Notes (together with any other amounts accrued or payable under this Agreement) shall thereupon become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 5.6 Recovery of Amounts Due. If any amount payable hereunder is not paid as and when due, the Borrower hereby authorizes the Lenders to proceed, to the fullest extent permitted by applicable law, without prior notice, by right of set-off, banker’s lien or counterclaim, against any moneys or other assets of the Borrower to the full extent of all amounts payable to the Lenders.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Notices. Any notice, request or other communication to be given or made under this Agreement shall be in writing. Such notice, request or other communication shall be deemed to have been duly given or made when it shall be delivered by hand, overnight mail, courier (confirmed by facsimile), or facsimile (with a hard copy delivered within two (2) Business Days) to the Party to which it is required or permitted to be given or made at such Party’s address specified below or at such other address as such Party shall have designated by notice to the other Parties.

For the Borrower:

98 Spit Brook Road

Suite 100

Nashua, NH 03062

Attention: Chief Executive Officer

Facsimile: (603) 886-3798

with a courtesy copy to:

Blank Rome LLP

The Chrysler Building, 405 Lexington Avenue, 24th Floor

New York, NY 10017

Attention: Robert Mittman

Facsimile: (212) 885-5001

For the Lenders c/o:

Deerfield Private Design Fund, L.P.

780 Third Avenue, 37th Floor

New York, New York 10017

Attention: James E. Flynn

Facsimile: (212) 573-8111

with a courtesy copy to:

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, New York 10022-2585

Facsimile: (212) 894-5827

Attention: Mark I. Fisher

Section 6.2 Waiver of Notice. Whenever any notice is required to be given to the Lenders or the Borrower under the any of the Financing Documents, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 6.3 Reimbursement of Legal and Other Expenses. If any amount owing to the Lenders under any Financing Document shall be collected through enforcement of this Agreement, any refinancing or restructuring of the Loan in the nature of a work-out, settlement, negotiation, or any process of law, or shall be placed in the hands of third Persons for collection, the Borrower shall pay (in addition to all monies then due in respect of the Loan or otherwise payable under any Financing Document) attorneys’ and other fees and expenses incurred in respect of such collection.

Section 6.4 Applicable Law and Consent to Non-Exclusive New York Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof other than Sections 5-1401 and 5-1402 of the General Obligations Law of such State.

(a) Each Party hereby irrevocably agrees that any legal action, suit or other proceeding arising out of any Financing Document may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York. Each Party irrevocably consents to the service of any process in any such legal action, suit or other proceeding by the mailing of copies of such process to such Party at its address specified in Section 6.1 by registered mail, return receipt requested. By the execution and delivery of this Agreement, each Party hereby irrevocably consents and submits to the jurisdiction of any such court in any such action, suit or other proceeding. Final judgment against each Party in any such action, suit or other proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment. Nothing contained in any Financing Document shall affect the right of the Parties to commence legal proceedings in any court having jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon the other Parties in any manner authorized by the laws of any such jurisdiction.

(b) Each Party irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any action, suit or other proceeding arising out of or relating to any Financing Document, brought in the courts of the State of New York or in the United States District Court for the Southern District of New York, and any claim that any such action, suit or other proceeding brought in any such court has been brought in an inconvenient forum.

(c) Each Party hereby waives any and all rights to demand a trial by jury in any action, suit or other proceeding arising out of any Financing Document or the transactions contemplated by any Financing Document.

(d) To the extent that each Party may, in any suit, action or other proceeding brought in any court arising out of or in connection with any Financing Document, be entitled to the benefit of any provision of law requiring another Party in such suit, action or other proceeding to post security for the costs of another Party, or to post a bond or to take similar action, each Party hereby irrevocably waive such benefit, in each case to the fullest extent now or hereafter permitted under any applicable law.

Section 6.5 Successors and Assigns. This Agreement shall bind and inure to the respective successors and assigns of the Parties, except that Borrower may not assign or otherwise transfer all or any part of its rights under this Agreement or the Obligations without the prior written consent of the Lenders. The Lenders may assign or otherwise transfer all or any part of their rights and obligations under this Agreement to any Person without the prior written consent of the Borrower; provided, however, that such consent shall be required for any such assignment or transfer to Carl Zeiss Meditec Inc., Hologic, Inc. or any of their respective Affiliates. Subject to the recording of an assignment by a Lender in the Register pursuant to Section 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under Financing Documents have been assigned to such assignee pursuant to such assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that its rights and obligations under this Agreement have been assigned by it pursuant to such assignment, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Financing Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

Section 6.6 Entire Agreement. The Financing Documents contain the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto. The provisions of this Agreement may be waived, modified, supplemented or amended only by an instrument in writing signed by the authorized officer of each Party.

Section 6.7 Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 6.8 Counterparts. This Agreement may be executed in several counterparts, and by each Party on separate counterparts, each of which and any photocopies and facsimile copies thereof shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 6.9 Survival.

(a) This Agreement and all agreements, representations and warranties made in the Financing Documents, and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall be considered to have been relied upon by the other Parties and shall survive the execution and delivery of this Agreement and the making of the Loan hereunder regardless of any investigation made by any such other Party or on its behalf, and shall continue in force until all amounts payable under the Financing Documents shall have been fully paid in accordance with the provisions thereof, and the Lenders shall not be deemed to have waived, by reason of making the Loan, any Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lenders may have had notice or knowledge of any such Event of Default or may have had notice or knowledge that such representation or warranty was false or misleading at the time the Disbursement was made.

(b) The obligations of the Borrower under Section 2.5 and the obligations of the Borrower and the Lenders under this Article 6 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, or the termination of this Agreement or any provision hereof.

Section 6.10 Waiver. Neither the failure of, nor any delay on the part of, any Party in exercising any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein, preclude other or further exercise thereof or the exercise of any other right, power or privilege; nor shall any waiver of any right, power, privilege or default hereunder, or under any agreement, document or instrument mentioned herein, constitute a waiver of any other right, power, privilege or default or constitute a waiver of any default of the same or of any other term or provision. No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to the Lenders upon any default under this Agreement, or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of the Lenders in respect of any such default, or any acquiescence by it therein, affect or impair any right, power or remedy of the Lenders in respect of any other default. All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

Section 6.11 Indemnity.

(a) The Parties shall, at all times, indemnify and hold each other harmless (the “Indemnity”) and each of their respective directors, partners, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) in connection with any losses, claims (including the cost of defending against such claims), damages, liabilities, penalties, or other expenses arising out of, or relating to, the Financing Documents, the extension of credit hereunder or the Loan or the use or intended use of the Loan, which an Indemnified Person may incur or to which an Indemnified Person may become subject (each, a “Loss”). The Indemnity shall not apply to the extent that a court or arbitral tribunal with jurisdiction over the subject matter of the Loss, and over the Lenders or the Borrower, as applicable, and such other Indemnified Person that had an adequate opportunity to defend its interests, determines that such Loss resulted from the gross negligence or willful misconduct of the Indemnified Person, which determination results in a final, non-appealable judgment or decision of a court or tribunal of competent jurisdiction. The Indemnity is independent of and in addition to any other agreement of any Party under any Financing Document to pay any amount to the Lenders or the Borrower, as applicable, and any exclusion of any obligation to pay any amount under this subsection shall not affect the requirement to pay such amount under any other section hereof or under any other agreement.

(b) Without prejudice to the survival of any other agreement of any of the Parties hereunder, the agreements and the obligations of the Parties contained in this Section 6.11 shall survive the termination of each other provision hereof and the payment of all amounts payable to the Lenders hereunder.

Section 6.12 No Usury. The Financing Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid or agreed to be paid to the Lenders for the Loan exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance the Lenders shall ever receive anything which might be deemed interest under applicable law, that would exceed the highest lawful rate, such amount that would be deemed excessive interest shall be applied to the reduction of the principal amount owing on account of the Loan, or if such deemed excessive interest exceeds the unpaid balance of principal of the Loan, such deemed excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Lenders for the Loan shall, to the extent permitted by applicable law, be deemed to be amortized, prorated, allocated and spread throughout the full term of the Loan until payment in full so that the deemed rate of interest on account of the Loan is uniform throughout the term thereof. The terms and provisions of this Section shall control and supersede every other provision of this Agreement and the Notes.

Section 6.13 Further Assurances. From time to time, the Borrower shall perform any and all acts and execute and deliver to the Lenders such additional documents as may be necessary or as requested by the Lenders to carry out the purposes of any Financing Document or any or to preserve and protect the Lenders’ rights as contemplated therein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Lenders and the Borrower have caused this Agreement to be duly executed as of the 29th day of December, 2011.

BORROWER: iCAD, INC.

By:	/s/ Ken Ferry
Name:	Ken Ferry
Title:	President & CEO

LENDER: DEERFIELD PRIVATE DESIGN FUND II, L.P.

By:	Deerfield Capital, L.P., General Partner
By:	J. E. Flynn Capital LLC, General Partner

By:	/s/ James E. Flynn
Name:	James E. Flynn
Title:	Director

LENDER: DEERFIELD PRIVATE DESIGN INTERNATIONAL II, L.P.

By:	Deerfield Capital, L.P., General Partner
By:	J. E. Flynn Capital LLC, General Partner

By:	/s/ James E. Flynn
Name:	James E. Flynn
Title:	Director

LENDER: DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By:	Deerfield Capital, L.P., General Partner
By:	J. E. Flynn Capital LLC, General Partner

By:	/s/ James E. Flynn
Name:	James E. Flynn
Title:	Director

LENDER: DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED

By:	/s/ James E. Flynn
Name:	James E. Flynn
Title:	Director

SCHEDULE 1

September 30,
LENDER	ALLOCATION OF DISBURSEMENT, PREPAYMENTS AND WARRANTS

DEERFIELD PRIVATE DESIGN FUND II, L.P.	38.8%

DEERFIELD PRIVATE DESIGN INTERNATIONAL II, L.P.	44.5%

DEERFIELD SPECIAL SITUATIONS FUND, L.P.	6.9%

DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED	9.8%

Exhibit A

PROMISSORY NOTE

THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). THE FOLLOWING INFORMATION IS BEING PROVIDED PURSUANT TO TREASURY REGULATION SECTION 1.1275-3:

ISSUE PRICE:

AMOUNT OF OID:

ISSUE DATE:

YIELD TO MATURITY:

January             , 2012

FOR VALUE RECEIVED, iCad, Inc., a Delaware corporation (the “Maker”), by means of this Promissory Note (this “Note”), hereby unconditionally promises to pay to [            ] (the “Payee”), a principal amount equal to $            , in lawful money of the United States of America and in immediately available funds, on the dates provided in the Facility Agreement.

This Note is a “Note” referred to in the Facility Agreement dated as of December 28, 2011 between the Maker, the Payee and the other parties thereto (as modified and supplemented and in effect from time to time, the “Facility Agreement”), with respect to the Loan made by the Payee thereunder. Capitalized terms used herein and not expressly defined in this Note shall have the respective meanings assigned to them in the Facility Agreement.

This Note shall bear interest on the principal amount hereof pursuant to the provisions of the Facility Agreement.

The Maker shall make all payments to the Payee of interest and principal under this Note in the manner provided in and otherwise in accordance with the Facility Agreement. The outstanding principal amount of this Note shall be due and payable in full on the Maturity Date.

If default is made in the punctual payment of principal or any other amount under this Note in accordance with the Facility Agreement, or if any other Event of Default has occurred and is continuing, this Note shall, at the Payee’s option exercised at any time upon or after the occurrence and during the continuance of any such payment default or other Event of Default and in accordance with the applicable provisions of the Facility Agreement, become immediately due and payable.

All payments of any kind due to the Payee from the Maker pursuant to this Note shall be made in the full face amount thereof. Subject to the terms of the Facility Agreement, all such payments will be free and clear of, and without deduction or withholding for, any present or future taxes. The Maker shall pay all and any costs (administrative or otherwise) imposed by the Maker’s banks, clearing houses, or any other financial institution, in connection with making any payments hereunder.

The Maker shall pay all costs of collection, including, without limitation, all reasonable, documented legal expenses and attorneys’ fees, paid or incurred by the Payee in collecting and enforcing this Note.

Other than those notices required to be provided by Payee to Maker under the terms of the Facility Agreement, the Maker and every endorser of this Note, or the obligations represented hereby, expressly waives presentment, protest, demand, notice of dishonor or default, and notice of any kind with respect to this Note and the Facility Agreement or the performance of the obligations under this Note and/or the Facility Agreement. No renewal or extension of this Note or the Facility Agreement, no release of any Person primarily or secondarily liable on this Note or the Facility Agreement, including the Maker and any endorser, no delay in the enforcement of payment of this Note or the Facility Agreement, and no delay or omission in exercising any right or power under this Note or the Facility Agreement shall affect the liability of the Maker or any endorser of this Note.

No delay or omission by the Payee in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude the full exercise thereof or the exercise of any other power or right. The provisions of this Note may be waived or amended only in a writing signed by the Maker and the Payee. This Note may be prepaid in whole or in part in accordance with the provisions of the Facility Agreement.

This Note, and any rights of the Payee arising out of or relating to this Note, may, at the option of the Payee, be enforced by the Payee in the courts of the United States of America located in the Southern District of the State of New York or in any other courts having jurisdiction. For the benefit of the Payee, the Maker hereby irrevocably agrees that any legal action, suit or other proceeding arising out of or relating to this Note may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and hereby consents that personal service of summons or other legal process may be made as set forth in Section 5.1 of the Facility Agreement, which service the Maker agrees shall be sufficient and valid. The Maker hereby waives any and all rights to demand a trial by jury in any action, suit or other proceeding arising out of or relating to this Note or the transactions contemplated by this Note.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in such State, without giving effect to the conflicts of laws principles thereof other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

Whenever this Note is held by a noteholder that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”), then it is the intention of the Maker and such noteholder that (x) all interest accrued and paid on this Note will qualify for exemption from United States withholding tax as “portfolio interest” because this Note is an obligation which is in “registered form” within the meaning of Sections

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871(h)(2)(B) and 881(c)(2)(B) of the Code (or any successor provision thereto) and the applicable Treasury Regulations promulgated thereunder, and (y) as such, all interest accrued and paid on this Note will be exempt from United States information reporting under Sections 6041 and 6049 of the Code and United States backup withholding under Section 3406 of the Code. The Maker and the Payee shall cooperate with one another, and execute and file such forms or other documents, or do or refrain from doing such other acts, as may be required, to secure such exemptions from United States withholding tax, information reporting, and backup withholding. In furtherance of the foregoing, any noteholder, transferee or assignee noteholder that is not a United States person shall represent, warrant and covenant to the Maker that (i) neither such noteholder nor, if any IRS Form W-8IMY (or successor form) is provided, any of such noteholder’s members, partners, beneficiaries or owners is, or will be as long as any amounts due under this Note have not been paid in full, a person described in Section 871(h)(3) or 881(c)(3) of the Code; (ii) on or prior to the date of transfer or assignment (and on or prior to the date the form provided pursuant to this clause (ii) is no longer valid) until all amounts due under this Note have been paid in full, such noteholder shall provide the Maker with a properly completed and executed U.S. Internal Revenue Service (“IRS”) Form W-8IMY or W-8BEN, as applicable (or any successor form prescribed by the IRS), certifying as to such noteholder’s status for purposes of determining exemption from United States withholding tax, information reporting and backup withholding with respect to all payments to be made to such noteholder hereunder; (iii) if an event occurs that would require a change in the exempt status of such noteholder or any of the other information provided on the most recent IRS Form W-8IMY or W-8BEN (or successor form), as applicable, previously submitted by such noteholder to the Maker, such noteholder will so inform the Maker in writing (or by submitting to the Maker a new IRS Form W-8IMY or W-8BEN or successor form) within 30 days after the occurrence of such event; and (iv) such noteholder will not assign or otherwise transfer this Note or any of its rights hereunder except in accordance with the provisions hereof.

In order to qualify as a “registered note” for purposes of the Code, transfer of this Note may be effected only by (i) surrender of this Note to the Maker and the re-issuance of this Note to the transferee, or the Maker’s issuance to the Payee of a new note in the same form as this Note but with the transferee denoted as the Payee, or (ii) the recording of the identity of the transferee by the Affiliate of the Payee that is maintaining a record ownership register of this Note as a non-fiduciary agent of, and on behalf of, the Maker for the tax purposes set forth herein. Such Affiliate in its capacity as such agent shall notify the Maker in writing immediately upon any change in such identity. The terms and conditions of this Note shall be binding upon and inure to the benefit of the Maker and the Payee and their permitted assigns; provided, however, that if any such assignment (whether by operation of law, by way of transfer or participation, or otherwise) is to any noteholder that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, then such noteholder shall submit to the Maker on or before the date of such assignment an IRS Form W-8IMY or W-8BEN (or any successor form), as applicable, certifying as to such noteholder’s status for purposes of determining exemption from United States withholding tax, information reporting and backup withholding with respect to all payments to be made to such noteholder under the new note (or other instrument). Any attempted transfer in violation of the relevant provisions of this Note shall be void and of no force and effect. Until there has been a valid transfer of this Note and of all of the rights hereunder by the Payee in accordance with this Note, the Maker shall deem and treat the Payee as the absolute beneficial owner and holder of this Note and of all of the rights hereunder for all purposes (including, without limitation, for the purpose of receiving all payments to be made under this Note).

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IN WITNESS WHEREOF, an authorized representative of the Maker has executed this Note as of the date first written above.

iCAD, INC.

By:
Name:
Title:

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